Exhibit 99

INVESTOR CONTACT:
William Prate
Senior Director, Investor Relations
william.prate@tennantco.com
763-540-1547

Tennant Company Reports 2021 Third-Quarter Results

●	Third-quarter net sales of $272.0 million, increase of 4.7 percent organically

●	Third-quarter net income of $21.5 million, or $1.14 diluted earnings per share; adjusted diluted EPS of $1.33 per share

●	Third-quarter adjusted EBITDA of $36.0 million, or 13.2 percent of sales

●	Company adjusts guidance for full year 2021

MINNEAPOLIS, Nov. 2, 2021—Tennant Company (“Tennant”) (NYSE: TNC), a world leader in the design, manufacture and marketing of solutions that help create a cleaner, safer and healthier world, today reported its third-quarter results for 2021. Third-quarter net sales totaled $272.0 million, representing a year-over-year increase of 4.7 percent on an organic basis. Net income for the third quarter of 2021 was $21.5 million, or $1.14 per diluted share, compared with $11.7 million, or $0.63 per diluted share, in the year-ago period. Adjusted diluted earnings per share, which exclude certain non-operational items and amortization expense, were $1.33, compared with $0.90 in the third quarter of 2020. Excluding non-operational items, adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) for the third quarter of 2021 were $36.0 million, or 13.2 percent of sales, compared with $32.6 million, or 12.4 percent of sales, in the year-ago period. In the third quarter of 2021, cash flow from operations provided $25.1 million, compared with $49.0 million in the prior-year third quarter. (See the Supplemental Non-GAAP Financial Table.)

“Tennant’s third-quarter results reflect a robust market recovery and a return to pre-pandemic product demand across the majority of our geographic markets,” said Dave Huml, Tennant Company’s President and Chief Executive Officer. “While we are encouraged by this business recovery, our third-quarter performance was impacted by the increasing global supply disruptions and labor constraints that have cut across virtually every industry. These macro-level headwinds did create operational challenges within the quarter, which resulted in a record level of order backlog. In response to these market headwinds, we’ve taken actions wherever possible to minimize the impact on our operations, to safeguard our customer experience, and to deliver on our financial commitments. In addition to our short-term mitigation actions, we continue to benefit from changes we've made, and continue to make, to our operating model. We remain confident in our ability to drive sustainable growth and improve our operational efficiencies to continue to generate long-term value for our shareholders.”

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Page 2 – Tennant Company Reports 2021 Third-Quarter Results

Third-Quarter Revenue

In the third quarter of 2021, Tennant’s consolidated net sales of $272.0 million were up 3.9 percent over the same period last year, or 4.7 percent on an organic basis, including a favorable foreign-exchange effect of 1.2 percent and a negative divestiture impact of 2.0 percent related to the sale of the Company’s coatings business in the first quarter of 2021.

●

Americas – Sales in the Americas decreased 0.6 percent year-over-year with organic growth of 2.0 percent, which includes a negative divestiture impact of 3.1 percent and a favorable foreign exchange effect of 0.5 percent. The results were driven by strong sales in Latin America, particularly in Brazil and Mexico, along with robust performance in the Company’s parts and consumables and service categories. North America delivered modest organic growth as compared to the prior-year period due to the lapping of a larger Autonomous Mobile Robot (AMR) order in the prior-year quarter.  Results were also impacted by global supply-chain and labor constraints during the third quarter of 2021, which contributed to lower revenue and increased backlog levels despite increased market demand.

●

Europe, the Middle East, and Africa (EMEA) – Sales in EMEA increased 16.1 percent, or 14.0 percent organically, including a favorable foreign exchange effect of 2.1 percent, with growth across all countries and product categories as demand returned to pre-pandemic levels.

●

Asia-Pacific (APAC) – Sales in APAC decreased 0.4 percent, or 2.9 percent on an organic basis, including a positive foreign exchange effect of 2.7 percent and a negative revenue impact of 0.2 percent related to the sale of the Company’s coatings business. The sales decline was partially attributed to pandemic-related lockdowns in some markets during the third quarter of 2021, along with supply-chain disruptions and labor constraints that affected North American plants supplying APAC, which limited the Company’s ability to meet orders in China and Japan. The region recorded strong results for parts and consumables and service, along with strength in Australia across all product categories.

Third-Quarter Profitability Measures

●

Gross Margin – Reported and adjusted gross margin in the third quarter of 2021 were both 40.1 percent, compared with a reported gross margin of 39.6 percent and adjusted gross margin of 39.8 percent in the year-ago period. The increase was in spite of supply and labor constraints and reflects the lapping of a number of strategic investments and productivity challenges based on lower volume due to the pandemic-related slowdown in the year-ago period.

●

Adjusted EBITDA – Adjusted EBITDA in the third quarter of 2021 increased to $36.0 million, or 13.2 percent of sales, compared with $32.6 million, or 12.4 percent of sales, in the third quarter of 2020. The year-over-year improvement was primarily driven by increased revenue, as the Company continued to lap the pandemic-related slowdown of the prior-year quarter. Results also reflect continued expense management and the adjustment of management incentives during the third quarter in light of current market expectations.

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Page 3 – Tennant Company Reports 2021 Third-Quarter Results

Cash Flow, Capital Allocation and Liquidity

During the third quarter of 2021, Tennant generated $25.1 million in cash flow from operations, driven primarily by strong overall business performance. As of September 30, 2021, the Company had $140.6 million in cash and cash equivalents. Also in the third quarter, the Company repurchased 102,229 shares of its common stock for $7.5 million under its existing share repurchase program.

As previously announced, Tennant’s board of directors authorized a 9.0 percent increase in the Company’s quarterly cash dividend to $0.25 per share. The increased dividend is payable December 15, 2021, to shareholders of record at the close of business on November 30, 2021, marking the 50th consecutive year that the Company has increased its annual cash dividend payout.

2021 Business Outlook

“Our full-year guidance reflects what continues to be a challenging operational environment, which we expect to persist well into 2022,” said Huml. “Nonetheless, given our return to pre-pandemic levels of overall product demand, we remain confident that we are in a long-term, global recovery for commercial and industrial cleaning equipment and are relentlessly focused on providing our customers with high-quality products and exceptional service as we execute on our growth strategy.”

For 2021, Tennant provides the following guidance:

●	Net sales of $1.09 billion to $1.1 billion, reflecting organic sales growth of 9 to 10 percent;
●	Full-year reported GAAP earnings in the range of $3.50 to $3.70 per diluted share;
●	Adjusted EPS of $4.20 to $4.40 per diluted share, which excludes certain non-operational items and amortization expense;
●	Adjusted EBITDA of $137 million to $142 million;
●	Capital expenditures of approximately $20 million; and
●	An adjusted effective tax rate of approximately 15 percent, which excludes the amortization expense adjustment.

Conference Call

Tennant will host a conference call to discuss its 2021 third-quarter results today, November 2, 2021, at 10 a.m. Central Time (11 a.m. Eastern Time). The conference call and accompanying slides will be available via webcast on Tennant's investor website. To listen to the call live and view the slide presentation, go to investors.tennantco.com and click on the link at the bottom of the home page. A taped replay of the conference call, with slides, will be available at investors.tennantco.com.

Company Profile

Founded in 1870, Tennant Company (TNC), headquartered in Eden Prairie, Minnesota, is a world leader in the design, manufacture and marketing of solutions that help create a cleaner, safer and healthier world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; detergent-free and other sustainable cleaning technologies; and cleaning tools and supplies. Tennant's global field service network is the most extensive in the industry. Tennant Company had sales of $1.0 billion in 2020 and has approximately 4,300 employees. Tennant has manufacturing operations throughout the world and sells products directly in 15 countries and through distributors in more than 100 countries. For more information, visit www.tennantco.com and www.ipcworldwide.com. The Tennant Company logo and other trademarks designated with the symbol “®” are trademarks of Tennant Company registered in the United States and/or other countries.

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Page 4 – Tennant Company Reports 2021 Third-Quarter Results

Forward-Looking Statements

Certain statements contained in this document are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events. Any such expectations or forecasts of future events are subject to a variety of factors. These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets we serve. Particular risks and uncertainties presently facing us include: geopolitical and economic uncertainty throughout the world; uncertainty surrounding the impacts and duration of the COVID-19 pandemic; our ability to comply with global laws and regulations; our ability to adapt to customer pricing sensitivities; the competition in our business; fluctuations in the cost, quality or availability of raw materials and purchased components; our ability to adjust pricing to respond to cost pressures; unforeseen product liability claims or product quality issues; our ability to attract, retain and develop key personnel and create effective succession planning strategies; our ability to effectively develop and manage strategic planning and growth processes and the related operational plans; our ability to successfully upgrade and evolve our information technology systems; our ability to successfully protect our information technology systems from cybersecurity risks; the occurrence of a significant business interruption; our ability to maintain the health and safety of our workers; our ability to integrate acquisitions; and our ability to develop and commercialize new innovative products and services.

We caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown. Information about factors that could materially affect our results can be found in our 2020 Form 10-K. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Investors are advised to consult any further disclosures by us in our filings with the Securities and Exchange Commission and in other written statements on related subjects. It is not possible to anticipate or foresee all risk factors, and investors should not consider any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

Non-GAAP Financial Measures

This news release and the related conference call include presentation of Non-GAAP measures that include or exclude special items of a nonrecurring and/or non-operational nature (hereinafter referred to as “special items”). Management believes that the Non-GAAP measures provide useful information to investors regarding the Company’s results of operations and financial condition because they permit a more meaningful comparison and understanding of Tennant Company’s operating performance for the current, past or future periods. Management uses these Non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of the comparative operating performance of the Company.

We believe that disclosing gross profit – as adjusted, gross margin – as adjusted, selling and administrative (“S&A”) expense – as adjusted, S&A expense as a percent of net sales – as adjusted, operating income – as adjusted, operating margin – as adjusted, income before income taxes – as adjusted, income tax expense – as adjusted, net income attributable to Tennant Company – as adjusted, net income attributable to Tennant Company per share – as adjusted, EBITDA – as adjusted, and EBITDA margin – as adjusted (collectively, the “Non-GAAP Measures”), excluding the impacts from special items, is useful to investors as a measure of operating performance. We use these as one measure to monitor and evaluate operating performance. The Non-GAAP measures are financial measures that do not reflect United States Generally Accepted Accounting Principles (GAAP). We calculate gross profit – as adjusted and gross margin – as adjusted by adjusting for the discontinuation of product lines. We calculate S&A expense – as adjusted, and S&A expense as a percent of net sales – as adjusted by adjusting for restructuring charges, acquisition-contingent consideration and gain on sale of business recorded in S&A. We calculate operating income – as adjusted and operating margin – as adjusted by adjusting for the pre-tax effect of the discontinuation of product lines, restructuring charges, acquisition-contingent consideration and gain on sale of business. We calculate income before income taxes – as adjusted by adjusting for the pre-tax effect of the discontinuation of product lines, restructuring charges, acquisition-contingent consideration, amortization expense, gain on sale of business and loss on extinguishment of debt. We calculate income tax expense – as adjusted by adjusting for the tax effect of the discontinuation of product lines, restructuring charges, acquisition-contingent consideration, amortization expense, gain on sale of business and loss on extinguishment of debt. We calculate net income attributable to Tennant Company – as adjusted by adjusting for the after-tax effect of the discontinuation of product lines, restructuring charges, acquisition-contingent consideration, amortization expense, gain on sale of business and loss on extinguishment of debt. We calculate net income attributable to Tennant Company per share – as adjusted by adjusting for the after-tax effect of the discontinuation of product lines, restructuring charges, acquisition-contingent consideration, amortization expense, gain on sale of business and loss on extinguishment of debt, and dividing the result by the diluted weighted average shares outstanding. We calculate EBITDA – as adjusted by adjusting for the pre-tax effect of the discontinuation of product lines, restructuring charges, acquisition-contingent consideration, amortization expense, gain on sale of business, loss on extinguishment of debt, interest expense, net, income tax expense, depreciation expense and amortization expense to net income including noncontrolling interest – as reported. We calculate EBITDA margin – as adjusted by dividing EBITDA – as adjusted by net sales.

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Investors should consider these Non-GAAP financial measures in addition to, not as a substitute for, or better than, financial measures prepared in accordance with GAAP. Reconciliations of the components of these measures to the most directly comparable GAAP financial measures are included in the Supplemental Non-GAAP Financial Table to this earnings release.

FINANCIAL TABLES FOLLOW

Page 6 – Tennant Company Reports 2021 Third-Quarter Results

TENNANT COMPANY

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except shares and per share data)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net sales	$272.0	$261.9	$814.4	$728.0
Cost of sales	162.8	158.3	477.0	432.0
Gross profit	109.2	103.6	337.4	296.0
Research and development expense	8.4	7.4	24.1	21.4
Selling and administrative expense(1)	76.9	77.8	232.7	218.9
Operating income	23.9	18.4	80.6	55.7
Interest expense, net	(0.6)	(4.4)	(6.6)	(13.4)
Net foreign currency transaction loss	(0.7)	(0.9)	(0.2)	(5.0)
Loss on extinguishment of debt	—	—	(11.3)	—
Other expense, net	(0.3)	(0.2)	—	(0.2)
Income before income taxes	22.3	12.9	62.5	37.1
Income tax expense	0.8	1.2	5.5	5.9
Net income including noncontrolling interest	21.5	11.7	57.0	31.2
Net income attributable to Tennant Company	$21.5	$11.7	$57.0	$31.2

Net income attributable to Tennant Company per share
Basic	$1.16	$0.64	$3.08	$1.70
Diluted	$1.14	$0.63	$3.02	$1.68

Weighted average shares outstanding
Basic	18,554,136	18,371,883	18,519,523	18,335,430
Diluted	18,871,217	18,648,328	18,869,898	18,623,967

(1) Nine months ended September 30, 2021 includes a $9.8 million gain on sale of the Coatings business.

GEOGRAPHICAL NET SALES(2) (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2021	2020	% Change	2021	2020	% Change
Americas	$166.7	$167.7	(0.6)%	$491.7	$466.6	5.4%
Europe, Middle East and Africa	80.7	69.5	16.1%	246.8	196.3	25.7%
Asia Pacific	24.6	24.7	(0.4)%	75.9	65.1	16.6%
Total	$272.0	$261.9	3.9%	$814.4	$728.0	11.9%

(2) Net of intercompany sales.

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Page 7 – Tennant Company Reports 2021 Third-Quarter Results

TENNANT COMPANY

CONSOLIDATED BALANCE SHEETS

(In millions)	(Unaudited)
	September 30,	December 31,
	2021	2020
ASSETS
Cash, cash equivalents, and restricted cash	$140.6	$141.0
Receivables, less allowances of $5.1 and $4.6, respectively	198.4	199.9
Inventories	158.3	127.7
Prepaid and other current assets	29.0	25.0
Total current assets	526.3	493.6
Property, plant and equipment, less accumulated depreciation of $267.6 and $252.0, respectively	169.7	185.5
Operating lease assets	41.6	44.5
Goodwill	197.7	207.8
Intangible assets, net	104.3	126.2
Other assets	27.5	25.0
Total assets	$1,067.1	$1,082.6
LIABILITIES AND TOTAL EQUITY
Current portion of long-term debt	$3.7	$10.9
Accounts payable	117.4	106.3
Employee compensation and benefits	59.9	53.7
Other current liabilities	95.2	83.4
Total current liabilities	276.2	254.3
Long-term debt	264.7	297.6
Long-term operating lease liabilities	26.3	28.7
Employee-related benefits	16.6	17.9
Deferred income taxes	25.8	39.1
Other liabilities	14.4	38.9
Total long-term liabilities	347.8	422.2
Total liabilities	624.0	676.5
Common Stock, $0.375 par value; 60,000,000 shares authorized; 18,583,237 and 18,503,805 shares issued and outstanding, respectively	7.0	6.9
Additional paid-in capital	60.8	54.7
Retained earnings	407.4	363.3
Accumulated other comprehensive loss	(33.4)	(20.1)
Total Tennant Company shareholders' equity	441.8	404.8
Noncontrolling interest	1.3	1.3
Total equity	443.1	406.1
Total liabilities and total equity	$1,067.1	$1,082.6

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Page 8 – Tennant Company Reports 2021 Third-Quarter Results

TENNANT COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended
(In millions)	September 30,
	2021	2020
OPERATING ACTIVITIES
Net income including noncontrolling interest	$57.0	$31.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	24.5	24.1
Amortization of intangible assets	15.1	15.3
Deferred income taxes	(13.1)	(1.7)
Share-based compensation expense	9.5	4.7
Bad debt and returns expense	0.8	0.9
Acquisition contingent consideration adjustment	0.7	(0.3)
Gain on sale of business	(9.8)	—
Debt extinguishment cost	11.3	—
Other, net	1.6	2.9
Changes in operating assets and liabilities:
Receivables	(5.5)	23.4
Inventories	(48.9)	13.1
Accounts payable	16.4	(7.8)
Employee compensation and benefits	7.2	(11.9)
Other assets and liabilities	(3.9)	3.6
Net cash provided by operating activities	62.9	97.5
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(12.0)	(25.5)
Proceeds from disposals of property, plant and equipment	—	0.1
Proceeds from sale of business, net of cash divested	24.7	—
Purchase of intangible assets	(0.1)	(0.1)
Net cash provided by (used in) investing activities	12.6	(25.5)
FINANCING ACTIVITIES
Proceeds from borrowings	315.8	126.4
Repayments of debt	(361.2)	(142.3)
Debt extinguishment payment	(8.4)	—
Contingent consideration payments	(2.5)	—
Change in finance lease obligations	0.2	(0.1)
Proceeds from issuance of common stock	4.2	3.6
Dividends paid	(12.9)	(12.1)
Repurchases of common stock	(7.5)	—
Net cash used in financing activities	(72.3)	(24.5)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(3.6)	2.6
Net (decrease) increase in cash, cash equivalents and restricted cash	(0.4)	50.1
Cash, cash equivalents and restricted cash at beginning of period	141.0	74.6
Cash, cash equivalents and restricted cash at end of period	$140.6	$124.7

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Page 9 – Tennant Company Reports 2021 Third-Quarter Results

TENNANT COMPANY

SUPPLEMENTAL NON-GAAP FINANCIAL TABLE

(In millions, except per share data)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Gross profit - as reported	$109.2	$103.6	$337.4	$296.0
Gross margin - as reported	40.1%	39.6%	41.4%	40.7%
Adjustments:
Discontinuation of product lines	—	—	—	1.7
Restructuring charge (Cost of sales)	—	0.6	—	0.6
Gross profit - as adjusted	$109.2	$104.2	$337.4	$298.3
Gross margin - as adjusted	40.1%	39.8%	41.4%	41.0%

Selling and administrative expense - as reported	$76.9	$77.8	$232.7	$218.9
Selling and administrative expense as a percent of net sales - as reported	28.3%	29.7%	28.6%	30.1%
Adjustments:
Restructuring charge (S&A expense)	—	(1.0)	(0.9)	(2.1)
Acquisition contingent consideration adjustment	—	—	(0.7)	0.3
Gain on sale of business	—	—	9.8	—
Selling and administrative expense - as adjusted	$76.9	$76.8	$240.9	$217.1
Selling and administrative expense as a percent of net sales - as adjusted	28.3%	29.3%	29.6%	29.8%

Operating income - as reported	$23.9	$18.4	$80.6	$55.7
Operating margin - as reported	8.8%	7.0%	9.9%	7.7%
Adjustments:
Discontinuation of product lines	—	—	—	1.7
Restructuring charge	—	1.6	0.9	2.7
Acquisition contingent consideration adjustment	—	—	0.7	(0.3)
Gain on sale of business	—	—	(9.8)	—
Operating income - as adjusted	$23.9	$20.0	$72.4	$59.8
Operating margin - as adjusted	8.8%	7.6%	8.9%	8.2%

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Page 10 – Tennant Company Reports 2021 Third-Quarter Results

TENNANT COMPANY

SUPPLEMENTAL NON-GAAP FINANCIAL TABLE

(In millions, except per share data)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Income before income taxes - as reported	$22.3	$12.9	$62.5	$37.1
Adjustments:
Discontinuation of product lines	—	—	—	1.7
Restructuring charge	—	1.6	0.9	2.7
Acquisition contingent consideration adjustment	—	—	0.7	(0.3)
Amortization expense	4.8	5.3	15.1	15.3
Gain on sale of business	—	—	(9.8)	—
Loss on extinguishment of debt	—	—	11.3	—
Income before income taxes - as adjusted	$27.1	$19.8	$80.7	$56.5

Income tax expense - as reported	$0.8	$1.2	$5.5	$5.9
Adjustments(1):
Discontinuation of product lines	—	—	—	0.4
Restructuring charge	—	0.4	0.3	0.8
Acquisition contingent consideration adjustment	—	—	0.5	—
Amortization expense	1.3	1.4	4.2	4.2
Gain on sale of business	—	—	(2.3)	—
Loss on extinguishment of debt	—	—	2.7	—
Income tax expense - as adjusted	$2.1	$3.0	$10.9	$11.3

(1) In determining the tax impact, we applied the statutory rate in effect for each jurisdiction where income or expenses were generated.

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Page 11 – Tennant Company Reports 2021 Third-Quarter Results

TENNANT COMPANY

SUPPLEMENTAL NON-GAAP FINANCIAL TABLE

(In millions, except per share data)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net income attributable to Tennant Company - as reported	$21.5	$11.7	$57.0	$31.2
Adjustments:
Discontinuation of product lines	—	—	—	1.3
Restructuring charge	—	1.2	0.6	1.9
Acquisition contingent consideration adjustment	—	—	0.2	(0.3)
Amortization expense	3.5	3.9	10.9	11.1
Gain on sale of business	—	—	(7.5)	—
Loss on extinguishment of debt	—	—	8.6	—
Net income attributable to Tennant Company - as adjusted	$25.0	$16.8	$69.8	$45.2

Net income attributable to Tennant Company per share - as reported:
Diluted	$1.14	$0.63	$3.02	$1.68
Adjustments:
Discontinuation of product lines	—	—	—	0.07
Restructuring charge	—	0.06	0.03	0.10
Acquisition contingent consideration adjustment	—	—	—	(0.02)
Amortization expense	0.19	0.21	0.58	0.60
Gain on sale of business	—	—	(0.40)	—
Loss on extinguishment of debt	—	—	0.45	—
Net income attributable to Tennant Company per diluted share - as adjusted	$1.33	$0.90	$3.68	$2.43

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Page 12 – Tennant Company Reports 2021 Third-Quarter Results

TENNANT COMPANY

SUPPLEMENTAL NON-GAAP FINANCIAL TABLE

(In millions, except per share data)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net income including noncontrolling interest - as reported	$21.5	$11.7	$57.0	$31.2
Less:
Interest expense, net	0.6	4.4	6.6	13.4
Income tax expense	0.8	1.2	5.5	5.9
Depreciation expense	8.3	8.4	24.5	24.1
Amortization expense	4.8	5.3	15.1	15.3
Earnings before interest, taxes, depreciation & amortization	36.0	31.0	108.7	89.9
Adjustments:
Discontinuation of product lines	—	—	—	1.7
Restructuring charge	—	1.6	0.9	2.7
Acquisition contingent consideration adjustment	—	—	0.7	(0.3)
Gain on sale of business	—	—	(9.8)	—
Loss on extinguishment of debt	—	—	11.3	—
Earnings before interest, taxes, depreciation & amortization - as adjusted	$36.0	$32.6	$111.8	$94.0
EBITDA margin - as adjusted	13.2%	12.4%	13.7%	12.9%

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